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                                                                    EXHIBIT 12.1

                         AMERICAN REALTY INVESTORS, INC.

          CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
                FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)

                          THREE MONTHS
                         ENDED MARCH 31,
                              2002                                 YEAR ENDED DECEMBER 31,
                         ---------------   -------------------------------------------------------------------------
                                            2001        2000         1999         1998          1997          1996
Income From Continuing
Operations
Before Income Taxes ...         594        12,584         352        8,017      (23,982)       (2,634)       (5,667)
Fixed Charges .........      19,403        79,535      79,029       94,017       52,801        30,437        16,602
Income From Continuing
Operations
Before Income Taxes and
Fixed Charges .........      19,997        92,119      79,381      102,034      28,8219        27,803        10,835

Fixed Charges:
Interest Expense ......      18,792        77,048      76,702       91,736       51,624        30,231        16,489
Preferred Dividends ...         611         2,485       2,327        2,281        1,177           206           113
                             ------        ------      ------      -------      -------       -------       -------
                             19,403        79,533      79,029       94,017       52,801        30,437        16,602
Ratio of Earnings to
Fixed Charges .........        1.03          1.16        1.00         1.09           --            --            --

Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs).